Exhibit 99.14

JOINT FILING AGREEMENT – Schedule 13D

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13D with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Dated: May 18, 2026

Anette Schmid

By:
	Name:	Anette Schmid
	Title:	Director

Christian Schmid

By:
	Name:	Christian Schmid
	Title:	Chief Executive Officer & Director

Schmid Aequitas GmbH & Co. KG

By:
Name:	Anette Schmid
Title:	Authorized Representative

C. Schmid Beteiligung GmbH & Co. KG

By:
Name:	Christian Schmid
Title:	Authorized Representative